Exhibit 10.21

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of the Effective Date between SILICON VALLEY BANK, a California corporation (“Bank”), and CHEMOCENTRYX, INC., a Delaware corporation (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

1	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2	LOAN AND TERMS OF PAYMENT

2.1          Promise to Pay.    Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1	Equipment Facility.

(a)        Equipment Advances.    Subject to the terms and conditions of this Agreement, Bank agrees to lend to Borrower, during the Draw Period, equipment advances (each an “Equipment Advance” and collectively the “Equipment Advances”) in an aggregate amount not to exceed the Equipment Line. The proceeds of the Equipment Advances shall be used solely to reimburse Borrower for the purchase of Eligible Equipment purchased within ninety (90) days (determined based upon the applicable invoice date of such Eligible Equipment) (other than the initial Equipment Advance of $1,000,000, which shall not be subject to such 90 day lookback) of the Equipment Advance and to purchase Eligible Equipment; provided however, the initial Equipment Advance of $1,000,000 funded on the Effective Date (the “Initial Equipment Advance”) shall not require invoice documentation. Other than the Initial Equipment Advance, no Equipment Advance may exceed 100% of the total invoice for Eligible Equipment. Unless otherwise agreed to by Bank, not more than 35% of the proceeds of the $1,500,000 of the Equipment Line remaining after the Initial Equipment Advance shall be used to finance Other Equipment. Each Equipment Advance must be in an amount equal to at least $100,000. Borrower may not request more than twelve (12) Equipment Advances hereunder. After repayment, no Equipment Advance may be reborrowed.

(b)        Repayment.    Borrower shall repay each Equipment Advance pursuant to the terms set forth in its corresponding Loan Supplement. For each Equipment Advance, Borrower shall make equal monthly payments of principal and interest, in advance, calculated by Bank based upon (i) the amount of the Equipment Advance, (ii) the Basic Rate (which shall be fixed at the time of each Funding Date), and (iii) an amortization schedule equal to the Repayment Period (individually, the “Scheduled Payment”, and collectively, “Scheduled Payments”), beginning on the first day of the month following the month in which the Funding Date occurs (or commencing on the Funding Date if the Funding Date is the first day of the month) with respect to such Equipment Advance and continuing thereafter during the Repayment Period on the first day of each successive calendar month (each a “Payment Date”). All outstanding principal and accrued and unpaid interest is due and payable in full on the last Payment Date with respect to such Equipment Advance. An Equipment Advance may only be prepaid, at Borrower’s option, in accordance with Sections 2.1.1(c), (d), (e) and (f).

(c)        Final Payment.    On the earliest of (i) the final Payment Date with respect to each Equipment Advance, (ii) any prepayment (to the extent permitted hereunder) of such Equipment Advance or (iii) the termination of the Equipment Line, Borrower shall pay, in addition to the outstanding principal, accrued and unpaid interest, all future Scheduled Payments (except that such future Scheduled Payments shall not be payable with respect to a prepayment made pursuant to Section 2.1.1(d) or (f) below), in each case on such Equipment Advance, and all other amounts due on such date with respect to such Equipment Advance, plus an amount equal to the Final Payment on such Equipment Advance.

(d)        Prepayment Upon an Event of Loss.    Borrower shall bear the risk of any loss, theft, destruction, or damage of or to the Financed Equipment. If during the term of this Agreement any item of Financed Equipment becomes obsolete or is lost, stolen, destroyed, damaged beyond repair, rendered permanently unfit for use, or seized by a governmental authority for any reason for a period equal to at least the remainder of the term of this Agreement (an “Event of Loss”), then if no Event of Default has occurred or is continuing, within ten (10) days following the Event of Loss, at Borrower’s option, Borrower shall (i) pay to Bank, with respect to the Equipment Advance made with respect to the Financed Equipment subject to the Event of Loss, all outstanding principal, all accrued and unpaid interest to the date of the prepayment, and the Final Payment; or (ii) repair or replace any Financed Equipment subject to the Event of Loss provided the repaired or replaced Financed Equipment is of equal or like value to the Financed Equipment subject to the Event of Loss and provided further that Bank has a first priority perfected security interest in such repaired or replaced Financed Equipment.

(e)        Prepayment.  If the Equipment Advances are voluntarily prepaid or accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest, (ii) all future Scheduled Payments, (iii) the Final Payment, and (iv) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts, in each case with respect to the Equipment Advances being prepaid.

(f)        Prepayment Upon Sale or Trade of Finance Equipment.  If, during the term of this Agreement, any item of Financed Equipment is sold or traded, then within ten (10) days following such sale or trade, Borrower shall (i) pay to Bank on account of the Obligations all accrued interest to the date of the prepayment, the Final Payment, and all outstanding principal owing with respect to the Equipment Advance made with respect to the Financed Equipment subject to such sale or trade; or (ii) provide other equipment in replacement of the sold or traded Financed Equipment, provided the replacement Financed Equipment is of equal or like value to the Financed Equipment sold or traded, is acceptable to Bank in its sole discretion, and provided further that Bank has a first priority perfected security interest in such replacement Financed Equipment

2.2	Payment of Interest on the Credit Extensions.

(a)        Interest Rate.    Subject to Section 2.2(b), the principal amount outstanding for each Equipment Advance shall accrue interest at a per annum rate equal to the Basic Rate determined by Bank on the Funding Date for such Equipment Advance.

(b)        Default Rate.  Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is three percentage points above the rate effective immediately before the Event of Default (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.2(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)        360-Day Year.  Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(d)        Debit of Accounts.  Bank may debit any of Borrower’s deposit accounts at Bank, if any, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

(e)        Payments.  Unless otherwise provided, interest is payable monthly on the 1st calendar day of each month. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.

2.3	Fees. Borrower shall pay to Bank:

(a)        Good Faith Deposit.  A good faith deposit equal to $50,000 on or prior to the Effective Date, receipt of which is hereby acknowledged by Bank. The amount of such good faith deposit, less Bank Expenses, will be refunded to Borrower on the Effective Date;

(b)        Late Payment Fee.    A late payment fee equal to five percent (5%) of any Scheduled Payment or Final Payment not paid when due; and

(c)        Bank Expenses.  All Bank Expenses, plus expenses, for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

3            CONDITIONS OF LOANS

3.1         Conditions Precedent to Initial Credit Extension.  Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)        Borrower shall have delivered duly executed original signatures to the Loan Documents to which it is a party;

(b)        Borrower shall have delivered its Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;

(c)        Borrower shall have delivered duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(d)        Bank shall have received certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(e)        Borrower shall have delivered the Collateral Information Certificate(s) executed by Borrower;

(f)        Borrower shall have delivered a landlord’s consent executed by Portola Land Management in favor of Bank;

(g)        Borrower shall have delivered evidence satisfactory to Bank that the insurance policies required by Section 6.4 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Bank; and

(h)        Borrower shall have paid the fees and Bank Expenses then due as specified in Section 2.3 hereof.

3.2          Conditions Precedent to all Credit Extensions.    Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a)        timely receipt of an executed Loan Supplement;

(b)        the representations and warranties in Section 5 shall be true in all material respects on the date of the Loan Supplement and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c)        in Bank’s good faith business judgment, there has not been a Material Adverse Change.

3.3         Covenant to Deliver.

Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension. Borrower expressly agrees that the extension of a Credit Extension prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Bank’s sole discretion.

3.4         Procedures for Borrowing.  Subject to the prior satisfaction of all other applicable conditions to the making of an Equipment Advance set forth in this Agreement, to obtain an Equipment Advance following the Initial Equipment Advance, Borrower shall deliver to Bank by electronic mail or facsimile a completed Loan Supplement, executed by a Responsible Officer or his or her designee, together with copies of invoices for the Financed Equipment and such additional information as Bank may reasonably request at least five (5) Business Days before the proposed Funding Date. On each Funding Date, Bank shall specify in the Loan Supplement for each Equipment Advance, the Basic Rate, and the Payment Dates. At Bank’s discretion, Bank shall have the opportunity to confirm that, upon filing the UCC-1 financing statement covering the Equipment described on the Loan Supplement, Bank shall have a first priority perfected security interest in such Equipment. If Borrower satisfies the conditions of each Equipment Advance, Bank shall disburse such Equipment Advance by transfer to the deposit account designated by Borrower.

4            CREATION OF SECURITY INTEREST

4.1         Grant of Security Interest.    Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2         Authorization to File Financing Statements.  Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code except as permitted hereunder.

5            REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1         Due Organization and Authorization.  Borrower and each of its Subsidiaries are duly existing and in good standing as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank a completed certificate in a form satisfactory to Bank signed by Borrower, entitled “Collateral Information Certificate”. Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Collateral Information Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Collateral Information Certificate; (c) the Collateral Information Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Collateral Information Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Collateral Information Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects. If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2          Collateral.  Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Collateral Information Certificate. None of the components of the Collateral (other than laptop computers used by employees outside of Borrower’s offices) shall be maintained at locations other than as provided in the Collateral Information Certificate or as Borrower has given Bank notice pursuant to Section 7.2. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Bank and such bailee must execute and deliver a bailee agreement in form and substance reasonably satisfactory to Bank in its sole discretion.

5.3          Litigation.  There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than $500,000.

5.4          No Material Deviation in Financial Statements.    All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the date of such financial statements. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.5          Solvency.    The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6          Regulatory Compliance.  Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to do so could not reasonably be expected to have a material adverse effect on its business.

5.7          Subsidiaries; Investments.  Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8          Tax Returns and Payments; Pension Contributions.    Except as otherwise provided in the Collateral Information Certificate, Borrower has timely filed or obtained extensions for filing of all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien. Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.9          Use of Proceeds.  Borrower shall use the proceeds of the Credit Extensions solely to purchase or finance Eligible Equipment.

5.10        Full Disclosure.    No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representations, warranties, or other statements were made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading in light of the circumstances under which they were made (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6             AFFIRMATIVE COVENANTS

So long as any Obligations (other than inchoate indemnity obligations) are outstanding, Borrower shall do all of the following:

6.1          Government Compliance.    Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.

6.2          Financial Statements, Reports, Certificates.

(a)        Deliver to Bank: (i) as soon as available, but no later than forty-five (45) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than two hundred ten (210) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion; (iii) within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt (iv) a prompt report of any legal actions pending or threatened against Borrower or any of its Subsidiaries that would reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of $1,000,000 or more; (v) annually, financial projections for Borrower’s fiscal year as approved by Borrower’s Board of Directors; and (vi) other year end budgets, sales projections, operating plans and other financial information reasonably requested by Bank.

(b)        Within thirty (30) days after the last day of each month, deliver to Bank a duly completed Compliance Certificate signed by a Responsible Officer showing cash and pre-closing estimated cash burn.

(c)        Within forty-five (45) days after the last day of each month, deliver to Bank with the monthly financial statements, a duly completed Compliance Certificate signed by a Responsible Officer.

(d)        Allow Bank to audit Borrower’s Collateral at Borrower’s expense. Such audits shall be conducted no more often than once per year, and Borrower’s expenses for each such audit shall be limited to a maximum of $2,500, unless a Default or an Event of Default has occurred and is continuing. Each audit shall be conducted during regular business hours and upon reasonable (in no event less than five (5) Business Days’) prior notice, unless an Event of Default has occurred and is continuing.

6.3          Taxes; Pensions.  Make, and cause each of its Subsidiaries to make, timely payment or request extensions of payment, of all foreign, federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting pursuant to the terms of Section 5.8 hereof) and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.4          Insurance.  Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Except as otherwise provided in Section 2.1.1(d), proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.4 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.4, and take any action under the policies Bank deems prudent.

6.5          Operating Accounts.  Maintain at least 60% of the dollar value of Borrower’s securities accounts at all financial institutions with SVB Asset Management.

6.6          INTENTIONALLY BLANK.

6.7          Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.8          Further Assurances.  Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

7             NEGATIVE COVENANTS

So long as any Obligations (other than inchoate indemnity obligations) are outstanding, Borrower shall not do any of the following without Bank’s prior written consent:

7.1          Dispositions.  Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of the Collateral, except for (a) the sale or trade of Financed Equipment (subject to compliance with Section 2.1.1(f), (b) the sale or other disposition of Financed Equipment subject to an Event of Loss, subject to compliance with Section 2.1.1(d), and; (c) licenses of Borrower’s intellectual property.

7.2          Changes in Business, Control, or Business Locations.    (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) permit or suffer any Change in Control. Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add, without Bank’s written consent, any new offices or business locations, including warehouses, where Financed Equipment is located unless a landlord consent and/or waiver reasonable to Bank has been obtained, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3          Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (a) no Event of Default has occurred and is continuing or would exist after giving effect to the transactions; and (b) Borrower is the surviving legal entity. A Subsidiary may merge or consolidate into another Subsidiary.

7.4          INTENTIONALLY BLANK.

7.5          Encumbrance.    Create, incur, or allow any Lien on any of Collateral or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein.

7.6          Maintenance of Collateral Accounts.  Maintain any Collateral Account except pursuant to the terms of Section 6.5 hereof.

7.7          Investments; Distributions.  (a) Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any of its capital stock provided that as to (a) and (b), (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of $250,000 per fiscal year; and (iv) as permitted by Section 7.3.

7.8          Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; and (ii) transactions otherwise permitted pursuant to subsections (a) or (g) of the definition of “Permitted Investments.”.

7.9          INTENTIONALLY BLANK.

7.10        Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8             EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1          Payment Default.  Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable. During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2          Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.1 (as to legal existence), 6.2, 6.4, 6.5, 6.8 or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents, and as to any default (other than those specified in Sections 8.3 through 8.8 below) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days after the end of such 10 day period) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3          Attachment.  (a) Any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in thirty (30) days; (b) the service of process upon Borrower seeking to attach, by trustee or similar process, any funds of Borrower on deposit with Bank, or any entity under control of Bank (including a subsidiary); (c) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (d) a judgment or other claim in excess of $500,000 becomes a Lien on any of Borrower’s assets; or (e) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid or released within thirty (30) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions shall be made during the cure period);

8.4          Insolvency.  Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within sixty (60) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.5          Other Agreements.    There is a default in any agreement governing Indebtedness to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of such Indebtedness in an amount in excess of $500,000;

8.6          Judgments.  A judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $500,000 (not covered by independent third-party insurance) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of thirty (30) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

8.7          Misrepresentations.  Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made; or

8.8          Subordinated Debt.  A default or breach by Borrower occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Bank.

9             BANK’S RIGHTS AND REMEDIES

9.1          Rights and Remedies.  While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)        declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.4 occurs all Obligations are immediately due and payable without any action by Bank);

(b)        stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)        make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(d)        apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(e)        ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral;

(f)        demand and receive possession of Borrower’s Books; and

(g)        exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2          Power of Attorney.  Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) make, settle, and adjust all claims under Borrower’s insurance policies; (c) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (d) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3          Protective Payments.  If Borrower fails to obtain the insurance called for by Section 6.4 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance or making such payment at the time it is obtained or made or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4          Application of Payments and Proceeds.    Unless an Event of Default has occurred and is continuing, Bank shall apply any funds in its possession, whether from Borrower account balances, payments, or proceeds realized as the result of any disposition of the Collateral, first, to Bank Expenses, including without limitation, the reasonable costs, expenses, liabilities, obligations and reasonable attorneys’ fees incurred by Bank in the exercise of its rights under this Agreement; second, to the interest due upon any of the Obligations; and third, to the principal of the Obligations and, in such order as Bank shall determine in its sole discretion, any applicable fees and other charges. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, or proceeds realized as the result of any disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefore.

9.5          Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6          No Waiver; Remedies Cumulative.    Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7          Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10           NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	ChemoCentryx, Inc. 850 Maude Avenue Mountain View, CA 94043 Attn: Susan Kanaya, CFO Fax: skanaya@chemocentryx.com Email: 650-210-2910

If to Bank:	Silicon Valley Bank 185 Berry Street, Suite 3000 San Francisco, CA 94107 Attn: Peter Scott, Senior Vice President Fax: 415-856-0810 Email: pscott@svb.com

11           CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12	GENERAL PROVISIONS

12.1        Successors and Assigns.    This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2        Indemnification.  Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except, as to (a) and (b), for Claims and/or losses directly caused by Bank’s gross negligence or willful misconduct.

12.3        Reserved.

12.4        Time of Essence.    Time is of the essence for the performance of all Obligations in this Agreement.

12.5        Severability of Provisions.    Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6        Amendments in Writing; Integration.  All amendments to this Agreement must be in writing signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.8        Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9        Confidentiality.  In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions

(provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; and (e) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.10      Attorneys’ Fees, Costs and Expenses.  In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

13           DEFINITIONS

13.1        Definitions.  As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Basic Rate” is the per annum rate of interest (based on a year of 360 days) equal to the sum of (a) U.S. Treasury note yield to maturity for a term equal to three years as quoted in The Wall Street Journal on the Funding Date, plus (b) the Loan Margin.

“Borrower” is defined in the preamble hereof

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, and records regarding Borrower’s assets or liabilities, business operations or financial condition, or the Collateral.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing fifty percent (50%) or more of the combined voting power of Borrower’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Collateral Information Certificate” is defined in Section 5.1.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Communication” is defined in Section 10.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Credit Extension” is any Equipment Advance or any other extension of credit by Bank for Borrower’s benefit.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.2(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Draw Period” is the period of time from the Effective Date through the earlier to occur of (a) December 31, 2007, or (b) an Event of Default.

“Effective Date” is the date Bank executes this Agreement and as indicated on the signature page hereof.

“Eligible Equipment” is (a) general purpose laboratory equipment, computer equipment, office equipment and furnishings, new or used, and (b) Other Equipment, new or used, that complies with all of Borrower’s representations and warranties contained herein and in which Bank has a first priority Lien.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equipment Advance” is defined in Section 2.1.1(a).

“Equipment Line” is an Equipment Advance or Equipment Advances in an aggregate amount of up to $2,500,000.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Event of Loss” is defined in Section 2.1.1(d).

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earlier of (a) the final Payment Date for such Equipment Advance or (b) the acceleration of such Equipment Advance, equal to the Loan Amount for such Equipment Advance multiplied by the Final Payment Percentage.

“Final Payment Percentage” is, for each Equipment Advance, five percent (5%).

“Financed Equipment” is all present and future Eligible Equipment in which Borrower has any interest, the purchase of which is financed by an Equipment Advance.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Amount” in respect of each Equipment Advance is the original principal amount of such Equipment Advance.

“Loan Documents” are, collectively, this Agreement, the Collateral Information Certificate, any note, or notes executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Loan Margin” is 165 basis points.

“Loan Supplement” is attached as Exhibit B.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Equipment” is leasehold improvements, intangible property such as computer software and software licenses, equipment specifically designed or manufactured for Borrower, other intangible property, limited use property and other similar property and soft costs approved by Bank, including taxes, shipping, warranty charges, freight discounts and installation expenses.

“Payment Date” is defined in Section 2.1.1(b).

“Permitted Investments” are:

(a)        Investments shown on the Collateral Information Certificate and existing on the Effective Date;

(b)        (i) Cash Equivalents and (ii) any Investment permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (an any such amendment thereto) has been approved by Bank;

(c)        Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)        Investments consisting of deposit accounts;

(e)        Investments accepted in connection with Transfers permitted by Section 7.1;

(f)        Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed $500,000 in the aggregate in any fiscal year;

(g)        Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(h)        Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i)        Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary;

(j)        joint ventures or strategic alliances consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed $500,000 in the aggregate in any fiscal year; and

(k)        other Investments not otherwise permitted by Section 7.7 not exceeding $500,000 in the aggregate outstanding at any time.

“Permitted Liens” are:

(a)        Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s Liens; and

(b)        Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.3 or 8.6.

(c)        Liens existing on the Effective Date and shown on the Collateral Information Certificate or arising under this Agreement and the other Loan Documents;

(d)        statutory Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons imposed without action of such parties, provided, they have no priority over any of Bank's Lien and the aggregate amount of such Liens does not at any time exceed $250,000;

(e)        Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business, provided, they have no priority over any of Bank’s Liens and the aggregate amount of the Indebtedness secured by such Liens does not at any time exceed $250,000;

(f)        licenses of intellectual property granted to third parties in the ordinary course of business and licenses from third parties of intellectual property entered into the ordinary course of business; and

(g)        Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens in (c) but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made

“Repayment Period” as to each Equipment Advance, is a period of time equal to forty-two (42) consecutive months commencing on the first day of the month following the month in which the Funding Date occurs (or commencing on the Funding Date if the Funding Date is the first day of the month).

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Scheduled Payment” is defined in Section 2.1.1(b).

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance reasonably satisfactory to Bank entered into between Bank and the other creditor), on terms reasonably acceptable to Bank.

“Subsidiary” means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person. Unless otherwise indicated, the term “Subsidiary” refers to a subsidiary of Borrower.

“Transfer” is defined in Section 7.1.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

CHEMOCENTRYX, INC.

By:	/s/ Thomas J. Schall

Name:	Thomas J. Schall

Title:	President and C.E.O.

BANK:

SILICON VALLEY BANK

By:	/s/ Peter Scott

Name:	Peter Scott

Title:	SVP

Effective Date: February , 2007

[Signature page to Loan and Security Agreement]